Exhibit 10.1
Form of Aquino Employment Agreement
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is dated as of December 21, 2007 (the “Effective Date”), by and between RCN Corporation, a Delaware corporation (the “Company”), and Peter D. Aquino (the “Executive”).
BACKGROUND
     Executive and the Company entered into an Employment Agreement dated as of December 21, 2004. Executive possesses skills, experience and knowledge that continue to be of significant value and importance to the Company. Accordingly, the parties now desire to amend and restate the original Employment Agreement according to the terms and conditions set forth in this Agreement.
AGREEMENT
     In consideration of the mutual covenants, agreements and conditions contained in this Agreement, the parties agree as follows:
     1. Employment Term. Subject to the provisions of Section 6 of this Agreement, the Company hereby agrees to employ Executive hereunder, and Executive hereby agrees to be employed by the Company hereunder, in each case subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary thereof (the “Initial Employment Term”), and as it may be extended in accordance with the terms of the following sentence (the “Employment Term”), in each case subject to earlier termination as provided in Section 6 hereof. Unless the Company or Executive has provided notice in writing to the other party of its intention not to extend the Employment Term (a “Non-Renewal Notice”) no later than 90 days before the third anniversary of the Effective Date and on each succeeding anniversary thereof, this Agreement shall automatically be extended for an additional 12 months from the then scheduled expiration date.
     2. Duties.
          (a) During the Employment Term, Executive shall serve in an executive capacity as the President and Chief Executive Officer of the Company. Executive shall be a voting member of the Board on the Effective Date, and the Board shall propose Executive for re-election to the Board throughout the Employment Term. Executive shall perform the duties and responsibilities customarily exercised by an individual serving in those positions in a corporation of the size and nature of the Company. In performing such duties hereunder, Executive will report directly to the Board of Directors of the Company (the “Board”). Executive shall devote substantially all his business time, attention and skill to the performance of such duties, services and responsibilities, and will use his best efforts to promote the interests of the Company. Notwithstanding the foregoing, Executive may (i) serve as a director, trustee or officer or otherwise participate in not-for-profit charitable, educational, welfare, social, religious and civic organizations, (ii)  with prior approval of the Board, serve as a director of no more than two for-profit businesses or investment groups that are not competitors of the Company, as determined by the Board in its discretion, and (iii) acquire passive investment interests in one or more entities, to the extent that such other activities do not inhibit or interfere with the performance of Executive’s duties under this Agreement, or to the knowledge of the Executive conflict in any material way with the business or policies of the Company. Prior consent of the Board will be required if Executive is requested to participate in more than two not-for-profit director, trustee, or officer-level positions.
          (b) During the Employment Term, Executive’s principal location of employment shall be at the Company’s executive offices in Northern Virginia, except for customary business travel on behalf of the Company and its affiliates.
          (c) Upon any termination of Executive’s employment with the Company, Executive shall be deemed to have resigned from all other positions he then holds as an employee or director or other independent contractor of the Company or any of its subsidiaries or affiliates, unless otherwise agreed by the Company and Executive.
     3. Base Salary; Bonuses.
          (a) During the Employment Term, in consideration of the performance by the Executive of the Executive’s obligations during the Employment Term (including any service in any position with any subsidiary or affiliate of the Company), the Company shall pay the Executive a base salary (the “Base Salary”) at an annual rate of $600,000 for calendar year 2008. The Base Salary may be increased, but not decreased, by the Compensation Committee of the Board (the “Committee”) in its sole and absolute discretion. The Committee shall perform annual reviews of the Executive after the end of each calendar year during the Employment Term for purposes of determining any Base Salary increases. Base Salary shall be payable in monthly or more frequent installments in accordance with the Company’s then current practices and policies with respect to other senior executives.
          (b) During the Employment Term, in addition to the payments of the Base Salary set forth above, Executive shall be eligible to receive, in respect of each calendar year during which the Employment Term is in effect, a performance-based cash bonus at a target level of 100% of Base Salary (the “Target Bonus”), based on the achievement of goals established with respect to each calendar year by the Committee. The Board, based upon the recommendation of the Committee, may, in its discretion, pay the Executive a bonus in addition to, or in excess of, any bonus payable under this Section 3(b).
     4. Benefits.
          (a) During the Employment Term, the Executive shall be entitled to participate in the employee benefit plans, policies, programs, perquisites and arrangements now existing or established hereafter, as may be amended from time to time, that are provided generally to similarly situated employees of the Company to the extent the Executive meets the eligibility requirements for any such plan, policy, program, perquisite or arrangement.

          (b) The Company shall pay or reimburse the Executive for all reasonable travel, entertainment and other business expenses actually incurred or paid by the Executive in carrying out the Executive’s duties, services and responsibilities under this Agreement during the Employment Term. The Executive shall comply with the terms of any expense reimbursement policy adopted after the date hereof that is applicable to executive officers of the Company.
          (c) During the Employment Term, the Executive shall be covered under any directors and officers liability insurance policy maintained by the Company and shall be party to any directors and officers liability indemnity agreement offered by the Company to its directors and officers generally.
          (d) During the Employment Term, the Executive shall be eligible to participate in all short-term and long-term incentive, stock option, restricted stock, performance unit, savings, retirement and welfare plans, pension, profit-sharing, or similar plan or program, and programs applicable generally to employees and/or other senior executives of the Company and in any group insurance, hospitalization, medical, dental, accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that the Executive is eligible under the general provisions thereof. In addition, during the Employment Term, the Executive shall be entitled to receive other benefits generally available to all senior executives of the Company to the extent the Executive is eligible under the general provisions thereof.
     5. Equity Awards.
          (a) Initial RSU Award. The Committee has approved a grant to the Executive, effective as of the Effective Date, of an award of restricted stock units (the “Initial RSU Award”) with respect to 160,000 shares of common stock, par value $0.01 per share (“Stock”), under the terms of the Company’s 2005 Stock Compensation Plan (including any amended or successor stock plan, the “Stock Plan”). One-third (1/3) of the shares subject to the Initial RSU Award shall vest and become payable on each of first three anniversaries of the Effective Date provided the Executive is employed by the Company on each such vesting date.
          (b) Annual Award Eligibility. The Executive shall be eligible to receive annual awards of equity incentives under the Stock Plan in 2008 and in future calendar years during the Employment Term (the “Annual Awards”), as determined by the Committee in its discretion. The Annual Awards, if any, shall be determined with reference to a targeted value of two (2.0) times the amount of the Base Salary plus the 100% Target Bonus under Section 3(b) above, provided that the Committee may make Annual Awards of greater or less than such targeted value in its discretion. The Annual Awards, if any, would be allocated as not less than 25% as restricted stock units (“RSUs”) with performance vesting, and not more than 75% as stock options (“Options”) with time vesting, with the Committee to determine the final allocation of RSUs, Options or other equity awards in its discretion. For purposes of such allocation, the value of each award would be determined based on the valuation methodology determined by the Committee in its discretion. Any Annual Awards would become vested over a period not to exceed 36 months from the date of grant. Any performance goals applicable to the Annual Awards would be established and applied by the Committee in its discretion in accordance with the terms of the Stock Plan in a manner intended to comply with the requirements for “performance based compensation” under Section 162(m) of the Internal Revenue Code, as amended (the “Code”). Any Options would have an exercise price equal to the fair market value (as defined in the Stock Plan) of the Stock on the date of grant and have a maximum term of seven years.
          (c) General Terms of Awards. The Initial RSU Award and any Annual Awards shall be subject to forfeiture until vested as provided herein. The Initial RSU Award and any Annual Awards shall be nontransferable except for permitted transfers as approved by the Committee pursuant to the terms of the Stock Plan. Upon a Change in Control, the unvested portion of the Initial RSU Award and any Annual Awards then held by the Executive shall become fully vested and, in the case of Options, exercisable. The terms of the Initial RSU Award and any Annual Awards shall otherwise be set forth in award agreements to be approved by the Committee in accordance with the terms of the Stock Plan and consistent with the terms of this Agreement. If the Company does not have sufficient shares of Stock authorized or reserved for issuance under the Stock Plan on the date of grant of any equity awards required or determined to be made under this Section 5, then the Company shall notify the Executive of such fact and the Company and the Executive shall mutually agree as to an acceptable replacement compensation arrangement.
          (d) Other Equity Awards. The Executive has previously been granted an award of restricted stock and an award of stock options pursuant to Section 5 of the Employment Agreement with Executive dated as of December 31, 2004 (together, the “Prior Awards”). The terms of the Prior Awards shall be as set forth in such Section 5, in any applicable award agreement and as otherwise specifically provided in this Agreement. The Committee may grant the Executive equity awards under the Stock Plan in addition to those provided in this Section 5 in such amounts and on such terms as determined by the Committee in its discretion.
     6. Termination of the Employment Term.
          (a) The Executive’s employment with the Company and the Employment Term shall terminate upon the earliest to occur of:
               (i) the death of the Executive;
               (ii) the termination of the Executive’s employment by the Company by reason of the Executive’s Disability;
               (iii) the termination of the Executive’s employment by the Company for Cause or without Cause;
               (iv) the termination of the Executive’s employment by the Executive without Good Reason upon 60 days written notice or for Good Reason in accordance with this Agreement; and
               (v) the expiration of the Employment Term.

          (b) For purposes of this Agreement, the following terms shall have the following meanings:
               (i) “Cause” shall mean that the Board has made a good faith determination, after providing the Executive with reasonably detailed written notice and a reasonable opportunity to be heard on the issues at a Board meeting, that any of the following has occurred:
                    (1) the willful and continued failure by the Executive to substantially perform his material duties to the Company (other than due to mental or physical disability) after written notice from the Company;
                    (2) the Executive has engaged in misconduct that has resulted in demonstrable damage to the business or reputation of the Company or its subsidiaries;
                    (3) the Executive has been convicted of, or pleaded nolo contendere to, a misdemeanor involving moral turpitude or a felony;
                    (4) the Executive has engaged in fraud against the Company or misappropriated Company property (other than incidental property); or
                    (5) the Executive has materially violated any written policy of the Company or its subsidiaries that has been distributed company-wide, including any written code of conduct applicable to senior executives of the Company or members of the Board.
                    (6) “Cause” does not include the non-renewal of this Agreement at the conclusion of its Employment Term or upon any extension thereof.
               (ii) “Change in Control” of the Company has the meaning set forth in the Stock Plan.
               (iii) “Disability” of the Executive shall have occurred if, as a result of the Executive’s incapacity due to physical or mental illness as determined by a physician selected by the Executive, and reasonably acceptable to the Company, the Executive shall have been substantially unable to perform his duties hereunder for six consecutive months, or for an aggregate of 180 days during any period of twelve consecutive months.
               (iv) “Good Reason” shall mean the occurrence, without the Executive’s express prior written consent, of any one or more of the following:
               (1) a material diminution of, or material reduction or material adverse alteration in, the Executive’s positions, titles, duties, or responsibilities from, or the assignment to the Executive of duties inconsistent with, those set forth in Section 2(a) (or as subsequently amended with the consent of the Executive);
               (2) a material breach of the Agreement by the Company that continues after the reasonable notice and opportunity to cure;

               (3) a reduction by the Company of the Executive’s Base Salary or Target Bonus percentage;
               (4) failure of the Board to nominate the Executive as a voting member of the Board; and
               (5) involuntary relocation to a principal location of employment outside of Northern Virginia;
               The parties specifically agree that the occurrence of a Change in Control shall not, by itself, constitute “Good Reason,” and that Good Reason shall exist after a Change in Control only if the Company affirmatively takes actions that satisfy one of the events described above.
     7. Termination Procedures.
          (a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Employment Term (other than pursuant to Sections 6(a)(i) and 6(a)(v)) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under that provision.
          (b) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 6(a)(ii), 30 days after the date of receipt of the Notice of Termination (provided that the Executive does not return to the substantial performance of his duties on a full-time basis during such 30-day period), (iii) if the Executive’s employment is terminated pursuant to Section 6(a)(v), the date of expiration of the Employment Term, and (iv) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days after the giving of such notice) set forth in such Notice of Termination or as otherwise required under this Agreement.
     8. Termination Payments.
          (a) Upon any termination of the Executive’s employment, he shall be entitled to payment of any earned but unpaid portion of the Base Salary, bonus, benefits and unreimbursed business expenses, in each case with respect to the period ending on the Date of Termination.
          (b) In addition to the payments and benefits provided in Section 8(a), if the Executive’s employment is terminated (x) by the Company without Cause (other than due to death or Disability) or (y) by the Executive for Good Reason, or (z) by the Executive immediately after the expiration of the Initial Employment Term due to the Company’s provision of a Non-Renewal Notice, then:

     (i) the Company shall pay the Executive the Severance Payments in equal monthly installments beginning with the month following the month in which the Date of Termination occurs for the duration of the applicable Severance Period;
     (ii) the Company shall provide the Executive with continued medical coverage at active-employee rates for the duration of the applicable Severance Period or, if earlier, until the Executive receives subsequent employer-provided coverage; and
     (iii) the Executive shall vest as of the Date of Termination in the portion of the Equity Awards that would otherwise have become vested during the applicable Severance Period, with the vested portion of any stock options remaining exercisable for the shorter of the one-year period following the Executive’s Date of Termination and the remainder of the original term.
          For purposes of this Section 8(b), the “Severance Payments” shall be an amount equal to 1/12 the sum of the Executive’s Base Salary and 100% Target Bonus, in each case as in effect on the Executive’s Date of Termination; the “Severance Period” shall be a number of months that for purposes of clauses (x) and (y) above shall be 24 months and that for purposes of clause (z) above shall be 12 months; and the “Equity Awards” shall be the portion of the Initial RSU Award, the Annual Awards, if any, and the Prior Awards, as set forth in Section 5 hereof.
          Payment of the Severance Payments and other benefits provided under this Section 8(b) shall be conditioned upon the Executive’s execution and delivery of an irrevocable general release in form satisfactory to the Company and the Executive. To the extent required to comply with Section 409A of the Code, payments and benefits under this Section 8 shall be delayed for six months following the Date of Termination.
     9. Confidential Information; Noncompetition; Nonsolicitation; Nondisparagement.
          (a) Confidential Information. Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case the Executive shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform his duties hereunder, any trade secrets, confidential information, knowledge or data relating to the Company, its affiliates or any businesses or investments of the Company or its affiliates, obtained by the Executive during the Executive’s services to the Company that is not generally available public knowledge (other than by acts by the Executive in violation of this Agreement).
          (b) Noncompetition. The Executive shall not engage in or become associated with any Competitive Activity during the Non-Compete Period, each as defined below. For purposes of this Section 9(b), the “Non-Compete Period” shall be the Employment Term and the period until the second anniversary of the termination or expiration of the Employment Term for any reason; provided that, in the event of expiration of the Initial Employment Term as described in clause (z) of Section 8(b) hereof (non-renewal by the Company), the Non-Compete Period shall be the Initial Employment Term and the period until the first anniversary of the expiration of the Initial Employment Term. For purposes of this Section 9(b), a “Competitive Activity” shall mean (i) any business in the Restricted Territory that is engaged in providing cable television services, Internet access, Internet telephony and landline telephony and any business that is otherwise characterized as “metro competitive local exchange carrier”; (ii) any business in the Restricted Territory that the Company has entered into or is actively considering entering into (as set forth in an approved business plan of the Board) as of the Executive’s Date of Termination; and (iii) Verizon Communication Inc., Time Warner Cable (a division of Time Warner Inc.), Comcast Corporation, Southwestern Bell Telephone, L.P., and their respective affiliates and successors, in respect of any of their U.S. domestic operations. For purposes of items (i) and (ii) above, the term “Restricted Territory” refers to the following geographic locations: the metropolitan areas of New York City, New York, Washington, D.C., Boston, Massachusetts, Chicago, Illinois, and Philadelphia, Pennsylvania. For this purpose, the Executive shall be considered to have become “engaged in or associated with a Competitive Activity” if he becomes involved as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of the Executive’s personal services for or on behalf of any business engaged in a Competitive Activity in the Restricted Territory; provided that the Executive shall not be prohibited from (a) owning less than two percent of any publicly traded corporation, whether or not such corporation is in competition with the Company or (b) serving as a director of a corporation or other entity the primary business of which is not a Competitive Activity, if approved by the Board in accordance with Section 2(a) above. If, at any time, the provisions of this Section 9(b) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9(b) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 9(b) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. Until the second anniversary of the Executive’s Date of Termination, the Executive shall be required to provide a copy of this Section 9 to any person or entity with respect to which the Executive may become associated in any capacity. Notwithstanding the foregoing, the Non-Compete Period for purposes of this Section 9(b) shall end on the first anniversary of the Executive’s Date of Termination if the Executive voluntarily terminates employment immediately after the expiration of the Agreement due to the Company’s provision of a Non-Renewal Agreement. Notwithstanding the foregoing, the Executive may request that the Board consent to the waiver of the application of this Section 9(b) with respect to the Executive’s association during the Non-Compete Period with any cable television company that is not in direct competition (as determined in good faith by the Board) with any actual or planned operations of the Company or its affiliates. If the Board so consents (which such consent shall not unreasonably be withheld), the Company shall immediately be released from any obligation to make Severance Payments to the Executive and all Company obligations under Section 8(b) shall immediately terminate.

          (c) Nonsolicitation. During the Employment Term, and for 24 months after the Executive’s Date of Termination, the Executive shall not, directly or indirectly, (1) solicit for employment by other than the Company any person (other than any personal secretary or assistant hired to work directly for the Executive) employed by the Company or its affiliated companies as of the Date of Termination, (2) solicit for employment by other than the Company any person known by the Executive (after reasonable inquiry) to be employed at the time by the Company or its affiliated companies as of the date of the solicitation or (3) solicit any customer or other person with a business relationship with the Company or any of its affiliated companies to terminate, curtail or otherwise limit such business relationship.
          (d) Nondisparagement. During the Employment Term and thereafter, each party shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding the Company or any of its affiliated companies or businesses, or the affiliates, directors, officers, agents, principal stockholders or customers of any of them.
          (e) Injunctive Relief. In the event of a breach or threatened breach of this Section 9, each party agrees that the non-breaching party shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the parties acknowledging that damages would be inadequate and insufficient.
     10. Reimbursement of Legal Fees. The Company shall reimburse the Executive for all reasonable legal fees and expenses incurred in connection with the negotiation and execution of this Agreement up to a maximum of $10,000.
     11. Compliance with Section 409A. It is intended that the terms of this Agreement will comply with Section 409A of the Code to the extent applicable, and will be interpreted and construed on a basis consistent with such intent. The Company shall not be liable to the Executive for any additional tax or other damages in the event of any failure to comply with Section 409A of the Code.
     12. Dispute Resolution. Except as set forth in Section 9(e), any controversy or claim arising out of or relating to this Agreement or the making, interpretation or breach thereof shall be settled by arbitration in Fairfax County, Virginia, by three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and any party to the arbitration may institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers of the arbitrator shall include, but not be limited to, the awarding of injunctive relief.
     13. Representations. The Executive represents and warrants that (i) he is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Agreement and (ii) he is not otherwise unable to enter into and fully perform his obligations under this Agreement.

     14. Successors; Binding Agreement.
          (a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred, except that the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall include any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
          (b) Executive’s Successors. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon the Executive’s death, this Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to the Executive’s interests under this Agreement. If the Executive should die following his Date of Termination while any amounts would still be payable to his hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by the Executive, or otherwise to his legal representatives or estate.
     15. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive, at his residence address most recently filed with the Company;
and
If to the Company, at is then current corporate headquarters, attention: General Counsel or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     16. Modification; Waiver. No provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     17. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     19. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements including the Consulting Agreement between the parties hereto, promises, covenants, arrangements, communications, representations and warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.
     20. Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.
     21. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.
     22. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia without regard to its conflicts of law principles. Each of the parties agrees that if any dispute is not resolved by the parties pursuant to Section 12, such dispute shall be resolved only in the courts of the Commonwealth of Virginia sitting in Fairfax County, Virginia or the United States District Court for the Eastern District of Virginia or the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties irrevocably and unconditionally (a) submits for itself in any proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the Commonwealth of Virginia sitting in Fairfax County, Virginia, the United States District Court for the Eastern District of Virginia or the appellate courts having jurisdiction of appeals in such courts, and agrees that all claims in respect of any such proceeding shall be heard and determined in such Virginia court or, to the extent permitted by law, in such federal court; (b) consents that any such proceeding may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 15; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the Commonwealth of Virginia.
     23. Additional Payments.
          (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement (including, without limitation, the accelerated vesting of equity awards held by the Executive) (collectively, the “Company Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amount of such Company Payments shall be automatically reduced to an amount one dollar less than the amount that would subject the Executive to such Excise Tax (the “Safe Harbor Limit”); provided that if the Company Payments exceed the Safe Harbor Limit by more than 10% of the Safe Harbor Limit, then the Executive shall instead be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.
          (b) All determinations required to be made under this Section 23, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Company Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 23, shall be paid by the Company to the Executive within 15 days of the receipt of the Accounting Firm’s determination. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Company and the Executive.
          (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:
               (i) give the Company any information reasonably requested by the Company relating to such claim,

               (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
               (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
               (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 23, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (d) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to this Section 23, the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to this Section 23, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          (e) Notwithstanding any other provision of this Section 23, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding and payment.
     24. Beneficiaries. Whenever this Agreement provides for any payment to the Executive’s estate, such payment may be made instead to such beneficiary or beneficiaries as the Executive may designate by written notice to the Company. The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.
     25. No Offset. Neither the Company nor the Executive shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to such party, whether pursuant to this Agreement or otherwise, and the Company and the Executive shall make all the payments provided for in this Agreement in a timely manner.
[The next page is the signature page.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

RCN CORPORATION

By:

Name and Title:

EXECUTIVE

Peter D. Aquino